Exhibit 99.1

NEWS RELEASE

CONTACT: Sara Grootwassink		6110 Executive Blvd., Suite 800 Rockville, Maryland 20852
Chief Financial Officer		Tel 301-984-9400
Direct Dial: 301-255-0820		Fax 301-984-9610
E-Mail: sgrootwassink@writ.com		www.writ.com

Newspaper Quote: WRIT

Page 1 of 7	FOR IMMEDIATE RELEASE	July 19, 2006

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES SECOND QUARTER 2006 RESULTS

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) today reported the following financial results for the second quarter ended June 30, 2006:

•	Net Income totaled $7.7 million, or $0.18 per share on a fully diluted basis, compared to $10.9 million, or $0.26 per share on a fully diluted basis during the same period one year ago. In the second quarter 2006 there were charges related to the severance of a senior executive of $1.4 million and the full expensing of second quarter 2006 share grants issued to the CEO of $0.8 million in accordance with FAS 123(R), “Share Based Payments,” a total of $0.05 per share on a fully diluted basis. In 2005 there was a disposal gain in the second quarter of $1.9 million or $0.04 per share on a fully diluted basis.

•	Funds From Operations (FFO) (1) totaled $20.7 million for the quarter, or $0.48 per share on a fully diluted basis, compared to $21.5 million, or $0.51 per share on a fully diluted basis during the quarter ended June 30, 2005. In the second quarter 2006 the charges related to the severance of a senior executive and the full expensing of second quarter 2006 share grants issued to the CEO in accordance with FAS 123(R), “Share Based Payments,” reduced FFO by $2.2 million or $0.05 per share on a fully diluted basis.

“The Trust achieved significant improvement in operating results with core portfolio NOI increasing 5.8% from increased rental rate growth and occupancy,” stated Edmund B. Cronin, Jr., Chairman and CEO.

FFO is a non-GAAP financial measure. A reconciliation of net income to FFO is provided on the attached income statement.

Operating Results

Core Operating NOI (3) for the second quarter increased by 5.8% as compared with the same period over a year ago. The multifamily portfolio experienced an 8.2% gain due primarily to increased rental rates, the office portfolio increased 5.8% as occupancy and rental rates both increased, and the retail portfolio increased 11.2% due primarily to the recognition of rental revenue on the Harris Teeter lease at Foxchase. Core occupancy for the entire portfolio increased 150 bps, to 93.8%.

Core portfolio rental rate growth increased 3.7% with average tenant improvements and leasing costs per square foot of $8.76 for the quarter, as compared to $10.61 during the same period one year ago. Details by property type are contained in our second quarter 2006 Supplemental Financial Report, located on our website.

Acquisition Activity

During the second quarter of 2006, WRIT acquired approximately $133.4 million of assets, totaling net acquisitions of $156.5 million year-to-date. This quarter’s acquisitions included four medical office properties, two retail centers and one industrial/flex property as detailed below.

On April 11, 2006, WRIT acquired Alexandria Professional Center, a 100% leased, 113,000 square foot, small tenant medical office building located in Alexandria, VA, for $26.9 million.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

On April 13, 2006, WRIT acquired the 38,300 square foot Shady Grove Medical Building for $15.8 million, the first of the four building, 100% leased, $67 million Shady Grove/Plumtree Medical Office Portfolio.

On April 19, 2006, WRIT acquired the 51,100 square foot Shady Grove Professional Center, the second building in the Shady Grove/Plumtree Medical Office Portfolio, for $21.0 million.

On May 16, 2006, WRIT acquired Randolph and Montrose Shopping Centers, two retail shopping centers with approximately 227,200 square feet located in Rockville, MD, for $50.3 million.

On May 25, 2006, WRIT acquired 9950 Business Parkway, a recently constructed 101,700 square foot industrial property located in Lanham, MD, for $11.7 million.

On June 22, 2006, WRIT acquired the 33,400 square foot Plumtree Medical Building, the third building in the Shady Grove/Plumtree Medical Office Portfolio, for $7.7 million.

These acquisitions were financed with the assumption of some mortgages and borrowings on our line of credit. The line of credit borrowings were later repaid with the proceeds of our recent debt and equity offerings discussed below.

Development/Redevelopment Activity

At quarter end, three buildings were under construction, including two apartment buildings totaling 299 units, for a total projected cost of approximately $96.3 million.

Also under construction is a 180,000 square foot office building with a total projected cost of approximately $51.0 million. The 133,000 square foot Shoppes of Foxchase retail center is under redevelopment with a projected cost of approximately $10.5 million.

Capital Structure

On May 3, 2006, the Trustees of WRIT announced a 2.5% increase of $0.01 per share in the quarterly dividend rate to an indicated annual rate of $1.65 per share. The quarterly dividend of $.4125 per share was paid on June 30, 2006 to shareholders of record on June 15, 2006. This was WRIT’s 178th consecutive quarterly dividend at equal or increasing rates. WRIT dividends have increased every year for 36 consecutive years. During these 36 years, WRIT dividends have increased 41 times.

On June 6, 2006, WRIT raised $91.1 million through the issuance of 2,600,000 common shares at $34.40 per share, plus the underwriters’ exercise of their option to purchase an additional 145,000 shares. WRIT used the net proceeds to repay borrowings under its line of credit.

On June 6, 2006, WRIT raised $99.4 million through the issuance of $100 million in unsecured notes with a coupon of 5.95%. The five-year notes mature on June 15, 2011 and have an effective yield of 5.961%. WRIT used the net proceeds to repay borrowings under its lines of credit.

As of June 30, 2006, WRIT had a total capitalization of $2.4 billion.

Earnings Guidance

WRIT is lowering its previously issued 2006 FFO per share guidance to $2.12-$2.15 from $2.17-$2.20. The reduction in FFO is due primarily to the second quarter charges of $0.05 related to the severance of a senior executive and the full expensing of second quarter 2006 share grants issued to the CEO in accordance with FAS 123(R), “Share Based Payments.” Additional FAS 123(R) charges are expected in the second half of the year. WRIT’s operating portfolio continues to perform as expected.

Corporate Events

On May 30, 2006, George McKenzie was appointed President and Chief Operating Officer. Mr. McKenzie joined WRIT in September 1996, and served as its Executive Vice President, Real Estate. From 1985 to 1996, Mr. McKenzie held various positions with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

Subsequent Event

On July 12, 2006, WRIT purchased the 52,300 square foot 15005 Shady Grove Road, the fourth and final building of the Shady Grove/Plumtree Medical Office Portfolio, for $22.5 million. The purchase was funded through a mortgage assumption and borrowings on our line of credit.

Conference Call Information

WRIT will conduct a Conference/Webcast Call to discuss 2nd Quarter on Thursday, July 20, 2006 at 10:00 AM, Eastern Time. Conference call access information is as follows:

USA Toll Free Number:	1-888-271-8857
International Toll Number:	1-706-679-7697
Leader:	Sara Grootwassink
Conference ID:	2192446

The instant replay of the Conference Call will be available until August 3, 2006 at 11:59 PM Eastern Time. Instant Replay access information is as follows:

USA Toll Free Number:	1-800-642-1687
International Toll Number:	1-706-645-9291
Conference ID:	2192446

The live on-demand webcast of the Conference Call will also be available on WRIT’s website at www.writ.com. The on-line playback of the webcast will be available at www.writ.com for 30 days following the Conference Call.

About WRIT

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington/Baltimore metropolitan region. WRIT owns a diversified portfolio of 78 properties consisting of 14 retail centers, 21 office properties, 12 medical office properties, 22 industrial/flex properties, 9 multi-family properties and land for development. WRIT’s dividends have increased every year for 36 consecutive years and FFO per share has increased every year for 33 consecutive years. WRIT shares are publicly traded on the New York Stock Exchange (symbol:WRE).

Note: WRIT’s press releases and supplemental financial information are available on the company website at www.writ.com or by contacting Investor Relations at (301) 984-9400.

Certain statements in this press release and the supplemental disclosures attached hereto are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, fluctuations in interest rates, availability of raw materials and labor costs, levels of competition, the effect of government regulation, the availability of capital, weather conditions, the timing and pricing of lease transactions and changes in general and local economic and real estate market conditions, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2005 Form 10-K. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1)	Funds From Operations (“FFO”) – The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) from sales of property plus real estate depreciation and amortization. We consider FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

(2)	Funds Available for Distribution (“FAD”) is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs that are capitalized and amortized and are necessary to maintain our properties and revenue stream and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) amortization of restricted share compensation, and adding or subtracting amortization of lease intangibles, as appropriate. FAD is included herein, because we consider it to be a measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.
(3)	For purposes of evaluating comparative operating performance, we categorize our properties as “core” or “non-core”. Core Operating NOI is calculated as real estate rental revenue less real estate operating expenses for those properties owned for the entirety of the periods being evaluated. Core Operating NOI is a non-GAAP measure.

Occupancy Levels by Core Portfolio (1) and All Properties

	Core Portfolio			All Properties
Sector	2ND QTR 2006		2ND QTR 2005	2ND QTR 2006		2ND QTR 2005
Multifamily	90.4	% (2)	93.7%	90.4%		93.7%
Office Buildings	92.8%		88.2%	92.4%		87.9%
Medical Office	98.5%		98.5%	98.7%		98.5%
Retail Centers	99.0%		97.2%	96.1	% (3)	97.2%
Industrial/Flex Centers	92.4%		93.6%	92.5%		92.9%
Overall Portfolio	93.8%		92.3%	93.3%		92.0%

(1)	Core portfolio properties include all properties that were owned for the entirety of the current and prior year reporting periods. For Q2 2006 and Q2 2005, core portfolio properties exclude DBP Coleman Building, Albemarle Point, Pepsi Distribution Center, Hampton Overlook & Hampton South, Lexington (held for sale), Alexandria Professional Center, 9707 Medical Center Dr, 15001 Shady Grove Rd, 104 Plum Tree, Randolph Shopping Center, Montrose Shopping Center and 9950 Business Parkway.
(2)	Multifamily occupancy level for Q206 is 91.2% without the impact of 26 units off-line for planned renovations at Bethesda Hill. The overall portfolio occupancy is 94.0% without this impact
(3)	Montrose Shopping Center was 58% leased when purchased in May 2006.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

WASHINGTON REAL ESTATE INVESTMENT TRUST

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
OPERATING RESULTS	2006	2005	2006	2005
Revenue
Real estate rental revenue	$52,916	$46,410	$103,683	$91,503

Expenses
Real estate expenses	15,574	13,870	30,998	27,965
Depreciation and amortization	12,955	12,903	24,893	23,399
General and administrative	5,276	2,092	7,931	4,324

	33,805	28,865	63,822	55,688

Other (expense) income:
Interest expense	(11,604)	(9,283)	(21,926)	(17,870)
Other income	175	207	345	320
Other income from property settlement	—	504	—	504

	(11,429)	(8,572)	(21,581)	(17,046)

Income from continuing operations	7,682	8,973	18,280	18,769

Discontinued operations:
Income from operations of properties sold or held for sale	37	19	71	368
Gain on property disposed	—	1,883	—	33,973

Net Income	$7,719	$10,875	$18,351	$53,110

Income from continuing operations	$7,682	$8,973	$18,280	$18,769
Other income from property settlement	—	(504)	—	(504)
Continuing operations real estate depreciation and amortization	12,955	12,903	24,893	23,399

Funds from continuing operations	$20,637	$21,372	$43,173	$41,664

Income from discontinued operations before gain on disposal	37	19	71	368
Discontinued operations real estate depreciation and amortization	35	64	66	132

Funds from discontinued operations	72	83	137	500

Funds from operations(1)	$20,709	$21,455	$43,310	$42,164

Tenant improvements	(2,033)	(2,063)	(4,728)	(3,868)
External and internal leasing commissions capitalized	(1,477)	(1,094)	(2,437)	(2,157)
Recurring capital improvements	(2,724)	(2,360)	(5,018)	(4,551)
Straight-line rents, net *	(686)	(661)	(1,499)	(1,358)
Non real estate depreciation & amortization	554	428	1,048	835
Amortization of lease intangibles, net	(24)	(33)	(19)	17
Amortization of lease incentives	7	—	15	—
Amortization and expensing of Restricted Share Compensation	1,487	467	1,827	467
Other	—	301		301

Funds Available for Distribution (2)	$15,813	$16,440	$32,499	$31,850

*	Certain prior year amounts have been reclassified to conform to the current presentation.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

		Three Months Ended June 30,		Six Months Ended June 30,
Per Share Data		2006	2005	2006	2005
Income from continuing operations	(Basic)	$0.18	$0.21	$0.43	$0.45
	(Diluted)	$0.18	$0.21	$0.43	$0.45
Net income	(Basic)	$0.18	$0.26	$0.43	$1.27
	(Diluted)	$0.18	$0.26	$0.43	$1.26
Funds from continuing operations	(Basic)	$0.48	$0.51	$1.02	$0.99
	(Diluted)	$0.48	$0.51	$1.01	$0.99
Funds from operations	(Basic)	$0.48	$0.51	$1.02	$1.01
	(Diluted)	$0.48	$0.51	$1.02	$1.00

Dividends paid		$0.4125	$0.4025	$0.8150	$0.7950

Weighted average shares outstanding		42,852	41,932	42,454	41,899
Fully diluted weighted average shares outstanding		43,037	42,059	42,620	42,023

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

WASHINGTON REAL ESTATE INVESTMENT TRUST

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30 2006	December 31, 2005
Assets
Land	$266,329	$225,038
Income producing property	1,155,280	1,022,160

	1,421,609	1,247,198
Accumulated depreciation and amortization	(262,150)	(239,051)

Net income producing property	1,159,459	1,008,147
Development in progress (4)	90,612	58,241

Total investment in real estate, net	1,250,071	1,066,388
Investment in real estate held for sale, net	3,244	2,620
Cash and cash equivalents	13,970	4,938
Restricted cash	2,540	1,764
Rents and other receivables, net of allowance for doubtful accounts of 3,301 and 2,910, respectively	29,047	25,240
Prepaid expenses and other assets	46,931	40,270
Other assets related to properties held for sale	31	66

Total Assets	$1,345,834	$1,141,286

Liabilities
Accounts payable and other liabilities	$54,783	$32,714
Advance rents	6,279	5,461
Tenant security deposits	8,445	7,325
Other liabilities related to properties held for sale	184	193
Mortgage notes payable	178,834	169,617
Lines of credit	19,000	24,000
Notes payable	620,000	520,000

Total Liabilities	887,525	759,310

Minority interest	1,699	1,670

Shareholders’ Equity
Shares of beneficial interest, $.01 par value; 100,000 shares authorized: 44,998 and 42,139 shares issued and outstanding, respectively	450	421
Additional paid-in capital	498,577	405,112
Distributions in excess of net income	(42,417)	(25,227)

Total Shareholders’ Equity	456,610	380,306

Total Liabilities and Shareholders’ Equity	$1,345,834	$1,141,286

(4)	Includes cost of land acquired for development.